EXHIBIT A - FORM OF NOTE

                                 PROMISSORY NOTE

PRINCIPAL AMOUNT:                                   New York, New York
$196,476.97                                              July 29, 1997

     FOR VALUE RECEIVED, the undersigned, RANGER INDUSTRIES, INC., a Connecticut corporation ("Borrower"), hereby promises to pay, ON DEMAND, to the order of Pure Group, Inc., a Delaware corporation (the "Lender"), at P.O. Box 1028, Lake Worth, Florida 33460, or at such other location as Lender shall have specified by written notice to Borrower, the Principal Amount, together with interest at the rate hereinafter specified on the Principal Amount as shall from time to time remain unpaid, until paid in full, such principal and interest being payable at said offices, in lawful money of the United States of America in immediately available funds. Interest will accrue on the principal outstanding at an annual rate which is equal to the prime rate announced by The Chase Manhattan Bank, as adjusted from time to time (as so adjusted, the "Base Rate"), increased by two (2) percentage points, and shall be calculated on the basis of a 360-day year and compounded monthly.

     1. This Note is the promissory note referred to in that certain settlement agreement (the "Settlement Agreement") dated of even date herewith among the Borrower, the Lender and certain other persons who are or were directors of the Borrower, pursuant to which the Lender has agreed to advance up to an aggregate of the Principal Amount to the Borrower. The entire unpaid principal balance of this Note, together with accrued and unpaid interest thereon, shall be due and payable in full on demand; provided, however, that this Note is subject to the optional prepayment, in whole or in part, from time to time by the Borrower without penalty.

     2. Borrower promises to pay interest on any overdue principal from the due date, whether at the stated maturity, by acceleration or otherwise, at the annual rate of four (4) percentage points above the Base Rate until such overdue principal is paid in full.

     3. (a) Upon the occurrence and continuation of any Events of Default (as hereinafter defined), then, and in each and every such case, the entire unpaid Principal Amount of this Note and any accrued and unpaid interest thereon shall automatically become due and payable; provided, however, that Lender by written notice to Borrower may waive any default and/or rescind and annul any such acceleration, but no such waiver or rescission and annulment shall extend to or affect any subsequent default or impair any right consequent thereon or any term, provision or covenant herein.

        (b) The following events (without giving effect to notice or the passage of time), each severally, constitutes an Event of Default: (i) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or all or any substantial part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or Borrower shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding

613130.6

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or the relief  requested is granted sooner;  or (ii) a case or proceeding  under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed by Borrower or for all or any part of its property; or (iii) Borrower shall fail to pay as and when due hereunder (whether at stated maturity, by mandatory prepayment, acceleration or otherwise) any principal or interest on the Note when due; provided, however, that the Lender by written notice to Borrower may waive any default and/or rescind and annul any such acceleration, but no such waiver or rescission and annulment shall extend to or affect any subsequent default or impair any right consequent thereon or any term, provision or covenant herein.

     4. Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

     5. Borrower agrees to pay or reimburse Lender for any and all reasonable costs and expenses which Lender may incur in the collection or enforcement of this Note upon default hereunder, including, without limitation, reasonable attorneys' fees and disbursements.

     6. Any voluntary prepayment on this Note shall be applied in such manner, as between interest and principal, as the Borrower shall elect.

     7. No provision of the Note may be waived, modified, amended or discharged orally or otherwise, except by a writing duly executed by Lender hereof.

     8. The validity, interpretation and enforcement of this Note, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

     9. This Note is not assignable except to any person controlling, controlled by or under common control with the Lender.

                                  RANGER INDUSTRIES, INC.

                                  By:      /s/ James B. Rubin
                                      ----------------------------------
                                         James B. Rubin, President

                                  By:      /s/ Robert T. Symington
                                      ----------------------------------
                                         Robert T. Symington, Secretary

613130.6